Exhibit 10.4

CONSULTANT AGREEMENT

This consultant agreement (“Consultant Agreement”) is made as of August 11, 2023 between Perception Capital Corp. III (“SPAC”) a Cayman Islands corporation with a place of business located at 315 Lake Street East, Suite 301, Wayzata, MN 55391, and John Stanfield (“Consultant”), with a place of business located at 594 Hickory Road, Glen Ellyn, IL 60137. Together, this Consultant Agreement and the exhibits, shall constitute the “Agreement.” Consultant and SPAC are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

1.	Consultant’s Services.

1.1. During the Term (as defined below), Consultant shall perform the duties and services customarily performed by a Chief Financial Officer (“CFO”) (the “Services”). Consultant recognizes that SPAC is relying on Consultant as an expert in its field of practice and business. Consultant represents to SPAC that it possesses the requisite skill and ability to discharge its responsibilities in a professional and efficient manner, it offers and provides similar services to other organizations, and that it is familiar with the requirements of projects similar in type and character that are the subject of the Services, to be performed in connection with providing the Services of an acting CFO for the SPAC. Consultant shall devote such time as is necessary for the satisfactory performance of the Services hereunder.

1.2. In consideration for the timely, full and satisfactory completion of the Services in accordance with this Agreement, Consultant shall have the ability to acquire five (5) Class B Units (as defined in the Amended and Restated Limited Liability Company Operating Agreement of Perception Capital Partners IIIA LLC (“Holdings”), dated on or about the date hereof, as amended from time to time (the “Operating Agreement”)), pursuant to a Subscription Agreement (the “Purchase Agreement”) to be entered into by and between Consultant and Holdings (the “Fee”). The Class B Units correspond to one half of one percent (0.5%) of the Class B Ordinary Shares of the SPAC held by Holdings, and will be subject to the applicable terms and conditions of the Purchase Agreement and the Operating Agreement (including such Class B Units remaining unvested until the Initial Business Combination (as defined in the Operating Agreement)).

1.3. Unless sooner terminated pursuant to Article 7 below, the term of this Agreement shall commence as of the date hereof and shall expire twelve (12) consecutive months after the date hereof (“Term”). The SPAC shall have the right, upon prior written notice to Consultant, to extend the Term for an additional six (6) month term, upon the same terms and conditions herein and without any additional consideration. Consultant shall not perform any Services after the expiration of the Term, and shall not be entitled to any compensation for any Services performed after the Term expires, except to the extent otherwise agreed to in advance by SPAC and Consultant in writing. Notwithstanding the foregoing, the parties hereby agree that any Services performed prior to the execution of this Agreement shall be deemed included in and governed by the terms hereof.

1.4. All Services performed by Consultant shall be in compliance with all applicable laws, rules, codes and regulations, and Consultant shall assist SPAC with obtaining all necessary government approvals, consents and sign-offs required with respect thereto. Consultant represents that it is properly licensed and insured to perform all Services and agrees to maintain all necessary licenses for the duration of the engagement.

1.5. Consultant is aware of the nature and scope of the engagement and will provide any complete and required documents/deliverables with respect to its Services. Consultant shall cooperate and work harmoniously with other executives, officers, employees, professionals, consultants, and contractors retained by SPAC, SPAC’s lender(s) and all governmental agencies and departments, as well as provide any statements, notices, confirmations or amendments related to Consultant’s Services or performance under this Agreement that may be requested or required.

1.6. Consultant shall not engage the services of a subconsultant to perform any portion of the Services without the prior written consent of SPAC in each instance, which may be provided or withheld in SPAC’s sole discretion. Neither the submission of a subconsultant agreement or sub-subcontract to SPAC, nor the review or approval of a subconsultant agreement or sub-subcontract by SPAC, shall be deemed to (a) relieve Consultant of its duty of due diligence in selecting a subconsultant, (b) relieve Consultant from any of its obligations under this Agreement, (c) establish privity of contract between SPAC and any subconsultant or otherwise create any rights in favor of any subconsultant as against SPAC, (d) impose on SPAC any liability arising from, or in connection with, such subconsultant agreements or sub-subcontracts, or (e) make SPAC responsible for a subconsultant’s or sub-subcontractor’s performance or failure to perform. Where, after receiving SPAC’s written consent, Consultant engages the services of subconsultants to perform any portion of the Services, any such subconsultant shall agree to the same performance standards, duties, obligations, and restrictions that Consultant has agreed to hereunder. In all events, and notwithstanding SPAC’s consent, Consultant shall, at all times, remain responsible for the work of any subcontractor, be solely responsible for any compensation to be provided to such subcontractors, and remain fully responsible to SPAC for performance of the Services in accordance with this Agreement, and for the performances of Services by any subconsultant as if Consultant itself was performing such Services. Consultant shall incorporate the terms of this Agreement into any agreements with subconsultants for Services, and shall require all such subconsultants to obligate themselves to Consultant in the same manner as Consultant has obligated itself to SPAC hereunder.

1.7. Consultant shall not be replaced without the prior written consent of SPAC in each instance, provided, however that if Consultant shall otherwise become incapacitated, Consultant may suggest a replacement having at least the same qualifications, skill and level of experience as the Consultant, and who shall otherwise be satisfactory to SPAC. SPAC shall have the sole and exclusive right to interview and approve any such proposed replacement, or to terminate this Agreement in accordance with Article 7 below.

1.8. Time is of the essence with respect to this Agreement and Consultant’s performance of the Services. Consultant agrees to provide the Services in a timely manner so as to cause no delay to the expeditious and orderly progress of the engagement.

1.9. Consultant and the SPAC agree that Consultant will perform the Services to the SPAC solely as an independent contractor, retaining control over and responsibility for Consultant’s own conduct and the means and manner of performing the Services. Consultant shall not, by virtue of this Agreement or the arrangements hereunder, be considered an agent or employee of the SPAC or any of the SPAC’s affiliates, and Consultant will not have any authority to contract in the name of or bind the SPAC or any of the SPAC’s affiliates, except as expressly agreed to in writing by the SPAC. Except as otherwise set forth herein, it is understood that Consultant (and any of Consultant’s subcontractors, as applicable) will not be entitled under this Agreement to any fees, compensation, or employee benefits in connection with the performance of services for the SPAC, including any compensation or benefits available to employees of the SPAC.

2.	Additional Services.

2.1. Consultant shall perform any additional services reasonably requested by SPAC (collectively, “Additional Services,” it being understood and agreed that Additional Services do not include services required due to Consultant’s default or breach of this Agreement). Prior to the performance of any Additional Services, SPAC and Consultant shall agree in writing as to the scope of such Additional Services and the amount and method of payment for such Additional Services. SPAC’s prior written approval of the scope of such Additional Services and of the amount and method of payment for such Additional Services is a condition precedent to any claim by Consultant for payment thereof, and Consultant shall not present any invoices to SPAC for payment of Additional Services without SPAC’s prior written approval of such Additional Services.

3.	Indemnification.

3.1. To the fullest extent permitted by law, Consultant shall defend, indemnify, and hold harmless SPAC, and the SPAC and anyone who might be liable by, through, or under SPAC (collectively, the “Indemnitees”), from and against any and all loss or damage, claim, demand, liability, fine, penalty, lien, suit or action (collectively, a “Claim”), including without limitation claims for reasonable attorneys’ fees, professional fees, court costs, and expenses and disbursements, directly or indirectly arising out of a third-party claim, to the extent caused by (i) any negligent performance of services of Consultant or of any of Consultant’s subconsultants of any tier or of any of Consultant’s or such subconsultants’ respective agents, servants, employees or any other party for which Consultant or such sub-consultant is responsible; (ii) breach of this Agreement or any negligent failure to perform any work required; (iii) any negligence, willful misconduct, breach of contract or infringement of any intellectual property right; (iv) any failure to comply with any applicable law, rule, regulation or permit; or (v) any lien filed by Consultant or by any party claiming through Consultant; and Consultant shall, at its own cost and expense, defend any Claim which may be asserted or commenced against the Indemnitees by reason thereof and shall pay and satisfy (a) all judgments which may be rendered in any such Claim and (b) all related costs and expenses, including reasonable attorneys’ fees, professional fees, court costs, expenses and disbursements, and shall keep the property of the Indemnitees free and unencumbered of any charge or lien of any kind. Consultant shall advise SPAC promptly, in writing, of the service upon Consultant or any party for which Consultant is responsible of any summonses, notices, letters or other communications alleging or threatening any claim or liability against the Indemnitees or with respect to the Services or any related services upon which Consultant is working. In the event that any Claims are made, asserted or threatened against the Indemnitees, SPAC shall have the right to withhold from any payments due or to become due to Consultant an amount sufficient in SPAC’s judgment to protect and indemnify Indemnitees from and against any and all such Claims.

3.2. Limitation of Liability. To the fullest extent permitted by law, the total liability, in the aggregate, of Consultant to SPAC for any and all claims arising out of, resulting from, or in any way related to, the Services shall not exceed the compensation received by the Consultant under this agreement; provided, however, that the foregoing limitation of liability shall not apply to claims arising out of, resulting from, or in any way related to: (a) any claim by a third party against one or more of the Indemnitees for which Consultant owes indemnity obligations; (b) the negligence or willful misconduct of Consultant or any of Consultant’s officers, directors, employees, or subconsultants; and (c) any damages incurred by SPAC as a result of Consultant’s breach of Section 4.1 or Section 9.

4.	Continuation of Services During Dispute.

4.1. If a dispute arises between SPAC and Consultant with respect to Consultant’s compensation or any other term of this Agreement, Consultant shall continue to fully perform under this Agreement provided only that SPAC makes timely payment of fees and reimbursements not in dispute and due in accordance with this Agreement. In the event Consultant breaches the terms of this Section 4.1, and notwithstanding anything to the contrary herein, Consultant shall be liable for all direct, indirect, and consequential damages sustained by SPAC as a result of such breach.

5.	Assignment and Transfer.

5.1. SPAC and Consultant, respectively, bind themselves, their successors and permitted assigns and to the other party to this Agreement and to successors and permitted assigns of such other party with respect to all covenants of this Agreement. Consultant shall not assign, transfer, encumber or otherwise affect its obligations, responsibilities and rights under this Agreement without the prior written consent of SPAC, which may be provided or withheld in SPAC’s sole discretion. SPAC may assign this Agreement to any affiliate or successor of SPAC, or to SPAC’s lender or mortgagee or landlord without Consultant’s consent, and to any other entity upon notice to Consultant.

6.	Suspension of Services.

6.1. SPAC may suspend work on all or any part of the engagement, including Services under this Agreement, with or without Cause (as defined below), effective immediately upon notice to Consultant which shall not result in adjustment of the Fee. Consultant shall resume provision of the Services upon SPAC’s written notice to proceed. In such case, where the Services are suspended, Consultant shall be entitled to an extension of time to perform the Services for the number of days the performance of the Services was delayed as a direct result of such suspension, provided, however that such suspension shall not entitle Consultant to an increase in fees or other form of compensation and/or reimbursement.

7.	Termination.

7.1. The Agreement may be terminated by SPAC upon seven (7) calendar days’ written notice to Consultant for SPAC’s convenience and without Cause. In the event of SPAC’s termination for convenience, Consultant shall turn over to SPAC for its use all Services then completed or in progress.

7.2. SPAC may also terminate this Agreement immediately for Cause. In the event of any termination (however characterized), SPAC may retain, withhold and offset any sums due to Consultant for damages or costs incurred as a result of Consultant’s failure to fully and properly perform its obligations under this Agreement. In the event it is determined that Consultant was not in default in accordance with this Section 7.2, then SPAC’s termination for Cause shall be deemed a termination for convenience in accordance with Section 7.1 above.

7.3. For purposes of this Agreement, “Cause” means (a) Consultant’s willful failure to perform Consultant’s material duties hereunder (other than any such failure due to Consultant’s physical or mental illness or incapacity) and the continuance of such failure for more than 30 days following Consultant’s receipt of written notice from the SPAC specifying such failure; (b) any continued and intentional refusal by Consultant to reasonably cooperate, if reasonably requested by the SPAC, with any investigation or inquiry into Consultant’s or the SPAC’s business practices, whether internal or external, including, but not limited to, Consultant’s refusal to be deposed or to provide testimony at any trial, following Consultant’s receipt of written notice from the SPAC’s request; (c) Consultant engaging in fraud, willful misconduct, gross negligence or knowing and material dishonesty in the course of Consultant’s engagement with the SPAC that has caused or is reasonably expected to result in material injury to the SPAC Group; (d) Consultant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (e) any material breach by Consultant of any of Consultant’s obligations hereunder or under any other material written agreement with the SPAC or any of its affiliates, which, if curable, continues for more than 30 consecutive days after the SPAC notifies Consultant in writing of such breach.

8.	Items of Reimbursable Expenses.

8.1. SPAC shall reimburse Consultant for the reasonable and actual expenditures incurred by Consultant in the interest of the Services, without mark-up of any kind (“Reimbursable Expenses”); provided, however Consultant shall not incur any expense without the prior written approval of SPAC.

9. Restrictive Covenants. The provisions of this Article 9 shall survive the expiration or earlier termination of this Agreement. For purposes of this Article 9, “Consultant” shall also be deemed to include, without limitation, any other executive, employee, director, manager, officer, independent contractor, subcontractor, service provider, or agent of Consultant, if applicable.

9.1. Confidentiality/Non-Disclosure. Consultant acknowledges that it or its employees and subcontractors may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to SPAC, its affiliated companies or third parties to whom SPAC has a duty of confidentiality. Any and all non-public information of any form obtained by Consultant or its employees in the performance of this Agreement shall be deemed to be confidential and proprietary information. Consultant agrees to hold, and require its employees to hold, such information in strict confidence and not to disclose such information to third parties or to use such information for any purpose whatsoever other than the provision of services to SPAC as contemplated by this Agreement, and to advise each of its employees who are reasonably likely to be exposed to such proprietary and confidential information of their obligations to keep such information confidential. Consultant acknowledges that disclosure of such information will cause irreparable injury to SPAC, and agrees not to make any disclosures regarding the Services without SPAC’s prior written consent, which may be granted or withheld in the sole discretion of SPAC. Without limitation, disclosure of such information in connection with Consultant’s marketing efforts shall not be permitted without the prior written consent of SPAC in each instance.

9.2. Non-Solicitation of Employees. During the period beginning on the date hereof and ending one year after the termination of Consultant’s engagement with the SPAC (the “Restriction Period”), Consultant shall not, directly or indirectly, for Consultant’s own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) in any jurisdiction in which SPAC or any of its affiliates or subsidiaries (the “SPAC Group”) has commenced or has documented plans, as of the termination of Consultant’s engagement with SPAC, to commence operations during the Term, (i) solicit for employment, employ or otherwise interfere with the relationship of the SPAC Group with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the SPAC Group at any time (a) during the Term, in the case of such prohibited activity occurring during such time, or (b) during the twelve month period preceding such prohibited activity, in the case of such prohibited activity occurring during the Restriction Period but after the date of Consultant’s termination of engagement with the SPAC, in each case, other than any such solicitation or employment on behalf of or at the request of the SPAC Group during the Term; or (ii) induce any employee of the SPAC Group to engage in any activity which Consultant is prohibited from engaging in under any of this Article 9 or to terminate such employee’s employment with the SPAC. The restrictions in this Section 9.2 shall not apply with regard to general solicitations that are not specifically directed to employees of the SPAC Group; provided, that Consultant shall not hire, employ or engage any employee who responds to such general solicitation made during the Restriction Period.

9.3. Non-Solicitation of Business Relationships. During the Restriction Period, Consultant shall not, directly or indirectly, for Consultant’s own account or for the account of any other Person, in any jurisdiction in which the SPAC Group has commenced or has made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the SPAC Group with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of the SPAC Group (x) at any time during the Term (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of Consultant’s termination of engagement with the SPAC), other than any such activity on behalf of or at the request of the SPAC Group during the Term. The restrictions in this Section 9.3 shall not apply with regard to general solicitations that are not specifically directed to customers, clients, distributors, suppliers or vendors of the SPAC Group; provided, that Consultant shall not establish any business relationship with any such customers, clients, distributors, suppliers or vendors who respond to such general solicitation made during the Restriction Period.

9.4. Mutual Non-Disparagement. Consultant agrees that Consultant shall neither, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the SPAC Group, or any of the SPAC’s founders, directors and senior executives and officers, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the SPAC Group or the reputation of the SPAC Group, in each case, except to (i) make any truthful statement to the extent required by law, and then only after consultation with the SPAC to the extent possible or (ii) rebut any statements made by the SPAC Group or any of the SPAC’s founders, directors and senior executives and officers in connection with normal performance evaluations. The SPAC agrees that it shall instruct its founders, directors and senior executives and officers to not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing Consultant in any way, nor engage in any other conduct or make any other statement that could be reasonably expected to impair Consultant’s goodwill or reputation, in each case, (1) except to make any truthful statement to the extent required by law, and then only after consultation with Consultant to the extent possible, or (2) other than from discussing Consultant in connection with normal performance evaluations.

9.5. Return of Documents. In the event of the termination of Consultant’s engagement, Consultant shall promptly deliver to the SPAC (i) all property of the SPAC Group then in Consultant’s possession; and (ii) all documents and data of any nature and in whatever medium of the SPAC Group, and Consultant shall not take with Consultant’s any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

9.6. Confidentiality of Agreement. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Consultant’s case, members of Consultant’s immediate family or, in the SPAC’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that, this Section 9.6 shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.

9.7. Certain Acknowledgements; Injunctive Relief. Consultant acknowledges and agrees that the covenants, obligations and agreements contained in this Article 9 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the SPAC Group irreparable injury for which adequate remedies are not available at law. Therefore, Consultant agrees that the SPAC shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain Consultant from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the SPAC Group may have.

10.	Severability; Blue Pencil.

10.1. If any provisions of this Agreement are invalid or unenforceable as against any person, party or under certain circumstances, the remainder thereof and the applicability of such provisions to other persons, parties or circumstances shall not be affected thereby. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Additionally, Consultant and the SPAC agree that the covenants contained in Article 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

11.	No Waiver.

11.1. The failure of either Party to insist upon the strict performance of any provision of this Agreement shall not constitute a waiver in the future of any such provision or right or as a waiver of a subsequent breach thereof.

12.	Dispute Resolution.

12.1. In the event of any dispute between the Parties arising under this Agreement, the Parties shall first endeavor to settle such dispute through mediation. If the Parties are unable to settle the dispute through mediation, the dispute shall be settled by litigation in a court of competent jurisdiction located within Hennepin County of Minnesota, State of Minnesota. THE PARTIES HEREBY WAIVE ANY TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION RELATING TO THIS AGREEMENT OR THE SERVICES.

13.	Governing Law/Venue.

13.1. This Agreement and any and all claims or disputes shall be governed by the law of the State of Minnesota, without regard to its choice of law rules principles.

13.2. The forum for all claims or disputes shall be in the jurisdiction of the courts of the State of Minnesota, and the federal courts of the United States of America located in the District of Minnesota. The Parties hereby irrevocably waive any objection on the grounds of venue, forum non conveniens, or any similar grounds.

14.	Statutes of Limitation.

14.1. With respect to any claim or controversy asserted by Consultant against SPAC and arising out of or under the Agreement, Consultant shall have one (1) year to assert such claim, which one year period shall commence to run on the date following the earlier of: (i) the date of SPAC’s last payment to Consultant; or (ii) the date on which SPAC took substantial control of the Services.

15.	Notices.

15.1. All notices under this Agreement shall be given in writing and shall be sent: (i) by U.S. mail or commercial messenger service, or (ii) by hand-delivery with a copy by certified mail, to the following addresses:

If to SPAC:	Perception Capital Corp. III
315 Lake Street East, Suite 301
Wayzata, MN 55391
	Attn:	Tao Tan
Co-President
	Email:	tao.tan@perceptioncapitalpartners.com

cc:	Faegre Drinker Biddle & Reath LLP
90 South Seventh Street
2200 Wells Fargo Center
Minneapolis, Minnesota 55402, USA
	Attn:	Steven C. Kennedy
	Email:	steven.kennedy@faegredrinker.com

If to Consultant	John Stanfield
594 Hickory Road
Glen Ellyn, IL 60137

cc:	Katten Muchin Roseman LLP
575 Madison Avenue
New York, NY 10022-2585
Attention: Matthew Sperry

16.	Construction of Language.

16.1. The language in this Agreement shall be construed according to its customary meaning within the industry applicable to the Services, except where a specific definition is provided in this Agreement. Whenever used, the singular number shall include the plural, and the plural the singular, and the use of any gender is applicable to all genders.

17.	Third-Parties.

17.1. Except as otherwise expressly provided for herein, nothing contained in this Agreement shall create a contractual relationship with, or a cause of action in favor of, a third-party against either SPAC or Consultant. Consultant’s Services hereunder are being performed solely for the benefit of SPAC.

18.	No Personal Liability.

18.1. No officers, directors, principals, founders, employers, shareholders, affiliates or agents of SPAC or Consultant shall have any personal liability under or relating to this Agreement. This Section 18.1 shall survive the expiration or earlier termination of this Agreement.

19.	OFAC Compliance and Certification.

19.1. As an inducement to enter into this Agreement, Consultant represents and certifies that neither Consultant, nor any partner, officer, or member of Consultant, nor any owner of a direct or indirect interest in Consultant: (i) is listed on any Government Lists (defined below); (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Orders No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of the Office of Foreign Asset Control (“OFAC”) or in any enabling legislation or other Presidential Executive Order in respect thereof; (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (defined below); or (iv) is currently under investigation by any governmental authority for alleged criminal activity. For the purposes hereof, “Government Lists” means: (a) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC; (b) any other list of terrorists, terrorist organizations, or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC; or (c) similar lists maintained by the U.S. Department of State, the U.S. Department of Commerce or any other governmental authority. For the purposes hereof, “Patriot Act Offense” means any violation of the Patriot Act or of the criminal laws of the United States of America or any of the several states relating to terrorism or the laundering of monetary instruments, including the Bank Secrecy Act and the Money Laundering Control Act of 1986. To the fullest extent permitted by law, Consultant agrees to defend, indemnify and hold harmless SPAC, and their Indemnitees, from and against any and all claims, damages, losses, risks, liability and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification. The provisions of this Section 19.1 shall survive the completion of the Services under this Agreement and the expiration or termination of this Agreement.

20.	Anti-Bribery and Anti-Corruption.

20.1. Consultant will (i) not directly or indirectly violate any applicable law, rule, regulation, or order relating to anti-bribery or anticorruption (governmental or commercial), or otherwise use any unlawful or improper means of obtaining business or any improper advantage, (ii) use reasonable efforts to obtain appropriate anticorruption covenants, representations, and warranties from all service providers or subcontractors engaged by Consultant in connection with this Agreement, and (iii) cooperate with any compliance audit or investigation by SPAC relating to compliance with this provision, including providing full access to any relevant books and records.

21.	Taxes.

21.1. The SPAC will not withhold any U.S. federal, state, local or foreign income, social security, unemployment or other taxes on account of payments made to Consultant hereunder, but will remit the full amount of such payments to Consultant and report them as required by applicable law. Consultant shall pay and be solely responsible for any and all taxes required by law to be paid by Consultant on account of payments to Consultant hereunder. In addition, Consultant agrees to promptly indemnify, defend and hold the SPAC Group harmless from any claims, losses, liabilities or expenses that the SPAC Group may suffer, including, without limitation, attorney’s fees and costs, judgments, fines, settlements, arising as a result of Consultant’s treatment as an independent contractor, and/or Consultant’s failure to pay any and all withholding obligations and/or tax liabilities associated with any payments made to Consultant by the SPAC.

22.	Neutral Interpretation.

22.1. This is a negotiated Agreement. Accordingly, any ambiguity in the language of this Agreement shall not be construed against either Party on the theory that it was the drafter of the Agreement.

23.	Counterparts/Facsimile.

23.1. This Agreement may be executed in any number of counterparts and via facsimile or electronic signature and .pdf, and all such counterparts taken together shall be deemed to constitute one and the same original instrument. Signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals.

24.	Entire Agreement.

24.1. This Agreement represents the entire and fully integrated agreement between SPAC and Consultant and supersedes all prior negotiations, representations or agreements between the parties, whether written or oral.

25.	Due Authority.

25.1. Each individual signing below hereby represents and warrants that the signatory is duly authorized to execute and enter into this Agreement.

-- Signature page follows --

IN WITNESS WHEREOF, this Agreement is hereby executed by SPAC and Consultant by their respective duly authorized representatives as of the date set forth above.

ACCEPTED AND AGREED:

SPAC:			CONSULTANT:

PERCEPTION CAPITAL CORP. III			JOHN STANFIELD

By:	/s/ Rick Gaenzle		By:	/s/ John Stanfield
	Name:	Rick Gaenzle		Name:	John Stanfield
	Title:	Managing Member		Title:	Individual